Exhibit 99.1

Record Sales & Earnings Reported by J & J Snack Foods

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Nov. 3, 2004--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and earnings for its 2004 fiscal year.
    Sales for the fiscal year ended September 25, 2004 increased 14% to $416.6 million from $364.6 million in the fiscal year ended September 27, 2003. Net earnings increased 14% to $22.7 million in fiscal 2004 from $19.9 million in fiscal 2003. On a per diluted share basis, earnings increased 13% to $2.48 from $2.20. Operating income increased 14% to $35.2 million this year from $30.8 million in the year ago period.
    For the fourth quarter ended September 25, 2004, sales increased 18% to $122.5 million from $103.4 million in the fourth quarter ended September 27, 2003. Net earnings increased 12% to $8.8 million in the current year quarter from $7.9 million. Earnings per diluted share were $.96 this year compared to $.88 last year. Operating income increased 12% to $13.7 million from $12.3 million in the year ago period.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "In achieving our record year, we benefited from a strong fourth quarter and continued improvements throughout the year in all of our business segments. Our food service business, including our core pretzel products and bakery products, delivered exceptional performance. We once again delivered superb results despite the common shared challenges of cost escalation and other economic factors that have impacted food companies in general."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon (Los Angeles), California.

    (1)MINUTE MAID is a registered trademark of The Coca-Cola Company.
    (2)BARQ'S is a registered trademark of Barq's Inc.



                               Consolidated Statement of Operations
                             Three Months Ended       Year Ended
                             Sept. 25,  Sept. 27, Sept. 25, Sept. 27,
                               2004       2003      2004      2003
                                          (in thousands)

Net sales                   $  122,477  $103,386  $416,588  $ 364,567
Cost of goods sold              79,902    65,865   276,379    239,722
                            ----------- --------- --------- ----------
  Gross profit                  42,575    37,521   140,209    124,845
Operating expenses              28,856    25,264   105,017     93,998
                            ----------- --------- --------- ----------
Operating income                13,719    12,257    35,192     30,847
Other income                       188        75       453        249
                            ----------- --------- --------- ----------
Earnings before income
  taxes                         13,907    12,332    35,645     31,096
Income taxes                     5,069     4,440    12,935     11,194
                            ----------- --------- --------- ----------
  Net earnings              $    8,838  $  7,892  $ 22,710  $  19,902
                            =========== ========= ========= ==========

Earnings per diluted share  $      .96  $    .88  $   2.48  $    2.20
Earnings per basic share    $      .98  $    .92  $   2.55  $    2.26
Weighted average number
   of diluted shares             9,206     8,963     9,143      9,051
Weighted average number
   of basic shares               9,015     8,606     8,909      8,800


                                         Consolidated Balance Sheets
                                       September 25,    September 27,
                                            2004            2003
                                                 (in thousands)
Cash & cash equivalents                $      56,100    $      37,694
Other current assets                          82,312           65,506
Property, plant & equipment, net              89,474           87,115
Goodwill                                      46,477           45,850
Other intangibles, net                         1,804            1,231
Other assets                                   1,257            2,082
                                       -------------    -------------
   Total                               $     277,424    $     239,478
                                       =============    =============
Current liabilities                    $      47,646    $      40,058
Deferred income taxes                         19,153           16,169
Other long term obligations                      529              687
Stockholders' equity                         210,096          182,564
                                       -------------    -------------
   Total                               $     277,424    $     239,478
                                       =============    =============



                                 Consolidated Statements of Cash Flows
                                 -------------------------------------
                                                  Sept. 25,  Sept. 27,
                                                    2004       2003
                                                  ---------  ---------
                                                      (in thousands)
Operating activities:
   Net earnings                                     $22,710   $19,902
   Adjustments to reconcile net earnings
       to net cash provided by operating
       activities:
         Depreciation and amortization of
            fixed assets                             23,170    24,234
         Amortization of intangibles and
            deferred costs                              846       729
         Gains from disposals and write-
            downs of property & equipment               (33)     (389)
         Increase in deferred income taxes            2,394     2,568
         Changes in assets and liabilities, net of
            effects from purchase of companies:
                 Increase in accounts receivable     (6,887)     (285)
                 Increase in inventories             (2,423)     (829)
                 Decrease (increase) in prepaid
                   expenses and other                    83      (276)
                 Increase in accounts payable
                   and accrued liabilities            7,232       711
                                                  ---------  ---------
         Net cash provided by operating
            activities                               47,092    46,365
                                                  ---------  ---------

Investing activities:
   Purchases of property, plant and equipment       (21,748)  (19,292)
   Payments for purchase of companies               (12,668)        -
   Proceeds from investments held to maturity           275       400
   Proceeds from disposal of property and
       equipment                                      1,628     2,534
   Other                                                 17      (144)
                                                  ---------  ---------
       Net cash used in investing activities        (32,496)  (16,502)
                                                  ---------  ---------

Financing activities:
   Proceeds from issuance of common stock             3,810     2,238
   Payments to repurchase common stock                    -    (8,565)
                                                  ---------  ---------
       Net cash provided by (used in)
          financing activities                        3,810    (6,327)
                                                  ---------  ---------
       Net increase in cash & cash equivalents       18,406    23,536

Cash and cash equivalents at
   beginning of year                                 37,694    14,158
                                                  ---------  ---------
Cash and cash equivalents at end
   of year                                          $56,100   $37,694
                                                  =========  =========



                                         Segment Reporting
                                          Fiscal Year End
                               September 25, 2004  September 27, 2003
                               ------------------  -------------------
                                           (in thousands)

Sales to external customers:
   Food Service                     $    250,523        $     200,528
   Retail Supermarket                     38,843               39,702
   The Restaurant Group                    7,623                9,755
   Frozen Beverages                      119,599              114,582
                                    -------------       --------------
                                    $    416,588        $     364,567
                                    =============       ==============

Depreciation and Amortization:
   Food Service                     $     13,504        $      13,098
   Retail Supermarket                          -                    -
   The Restaurant Group                      370                  558
   Frozen Beverages                       10,142               11,307
                                    -------------       --------------
                                    $     24,016        $      24,963
                                    =============       ==============

Operating Income (Loss):
   Food Service                     $     21,266        $      17,804
   Retail Supermarket                      2,701                2,144
   The Restaurant Group                     (988)                (975)
   Frozen Beverages                       12,213               11,874
                                    -------------       --------------
                                    $     35,192        $      30,847
                                    =============       ==============

Capital Expenditures:
   Food Service                     $      9,294        $       9,929
   Retail Supermarket                          -                    -
   The Restaurant Group                       22                   61
   Frozen Beverages                       12,432                9,302
                                    -------------       --------------
                                    $     21,748        $      19,292
                                    =============       ==============

Assets:
   Food Service                     $    183,740        $     153,795
   Retail Supermarket                          -                    -
   The Restaurant Group                    1,461                2,192
   Frozen Beverages                       92,223               83,491
                                    -------------       --------------
                                    $    277,424        $     239,478
                                    =============       ==============


    RESULTS OF OPERATIONS

    Fiscal 2004 (52 weeks) Compared to Fiscal 2003 (52 weeks)

    Net sales increased $52,021,000 or 14% to $416,588,000 in fiscal 2004 from $364,567,000 in fiscal 2003. Approximately $36,000,000 of the sales increase resulted from the acquisition of Country Home Bakers in January 2004. Excluding these sales, sales increased approximately 4%.
    We have four reportable segments, as disclosed in the notes to the consolidated financial statements: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.
    The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

    Food Service

    Sales to food service customers increased $49,995,000 or 25% to $250,523,000 in fiscal 2004. Excluding Country Home Bakers, sales increased $14,142,000, or 7%. Soft pretzel sales to the food service market increased $4,661,000, or 6%, to $80,723,000 for the 2004 year due primarily to increased sales of PRETZEL FILLERS and GOURMET TWISTS. Significant decreases in sales to two customers were more than offset by increases in sales to three other customers. The net increase in sales to these five customers accounted for approximately 75% of the overall sales increase of soft pretzel sales to the food service market. Sales of bakery products increased $46,546,000, or 69%, for the year. Excluding sales from the acquisition of Country Home Bakers, sales of bakery products increased $10,693,000 or 16% with approximately 80% of this increase coming from sales to four customers resulting primarily from increased sales of existing and new products to their customers. Approximately $700,000 of the balance of the bakery sales increase was of our branded products sold primarily to school food service accounts and approximately $1,000,000 of the balance was of sales of private label products with increases and decreases among many customers. Churro sales increased 2% to $13,244,000 with no significant increases or decreases among our customers. Frozen juice bar and ices sales decreased $1,109,000 or 3% to $37,011,000 for the year. Continued strength in our school food service business and sales of BARQ'S FLOATZ, a frozen root beer and ice cream float, in warehouse club stores offset most of the decline, approximately $2,800,000, which resulted from replacement of our products with low carb products in some warehouse club stores. The changes in sales throughout the food service segment were from a combination of volume changes and price increases.

    Retail Supermarkets

    Sales of products to retail supermarkets decreased $859,000 or 2% to $38,843,000 in fiscal 2004. Total soft pretzel sales to retail supermarkets were $29,383,000, an increase of 6% from fiscal 2003. The increase was entirely due to the introduction of PRETZELFILS just prior to the beginning of fiscal year 2004 and a price increase. Sales of frozen juice bars and ices decreased $4,417,000 or 11% to $34,011,000 in 2004 from $38,428,000 in 2003. Even though case sales of frozen juices and ices were down 19%, sales were down only 11% because of reduced trade spending in 2004 compared to 2003. We believe that our decline in frozen juices and ices sales was in line with industry wide declines in the frozen novelty product category.

    The Restaurant Group

    Sales of our Restaurant Group, which operates BAVARIAN PRETZEL BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 22%, primarily due to reduced mall traffic and closings or licensings of 18 unprofitable stores. At September 25, 2004, we had 30 stores open with plans to continue to close down unprofitable stores and reduce overhead costs in hopes of improving the operating results of this business.

    Frozen Beverages

    Frozen beverage and related product sales increased $5,017,000 or 4% to $119,599,000 in fiscal 2004. Beverage sales alone were essentially unchanged for the year. Excluding lower sales to one customer, beverage sales alone would have been up about 2%. Sales to this customer may decline further in 2005 although we do not believe the impact on consolidated operating income would be material. Service revenue increased $2,836,000, or 19%, to $18,108,000 for the year as we continue to emphasize growing this part of our business. Machine sales increased $2,803,000 to $11,228,000 for the year. Sales to one customer accounted for all of the machine sales' increase.

    Consolidated

    Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.
    Gross profit as a percent of sales, although at 34% of sales for both 2004 and 2003, decreased .58 of a percentage point. Excluding the lower margin of the acquired Country Home Bakers, gross margin as a percentage of sales increased slightly over 2003. Gross profit of the existing businesses was impacted by increases in the unit costs of raw materials and packaging of about $1,800,000 and increases in insurance costs of about $900,000 and benefited from lower depreciation of approximately $1,600,000. Also helping to improve the gross profit percentage were price increases and efficiencies related to higher volume.
    Total operating expenses increased $11,019,000 to $105,017,000 in fiscal 2004 but as a percentage of sales decreased about 1/2 of one percent to 25% in 2004. Marketing expenses decreased to 13% of sales in fiscal 2004 from 14% in 2003. The decrease in marketing expense as a percent of sales was the result of controlled spending throughout all our business and the increased level of bakery sales. Distribution expenses, which increased less than 1/2 of 1 percent of sales, were 8% of sales in both years. Distribution expenses increased as a percent of sales because of higher fuel and outside carrier costs as well as by differences in product mix. Administrative expenses were 4% in both years. Administrative expenses benefited from lower legal expenses of about $300,000 this year compared to last year. Other general expense of $29,000 in 2004 compared to other general income of $384,000 in 2003. The $384,000 of general income in 2004 included income from the positive resolution of prior acquisition liabilities.
    Operating income increased $4,345,000 or 14% to $35,192,000 in fiscal 2004 as a result of the aforementioned items.

    Interest expense was $113,000 in both 2004 and 2003.

    The effective income tax rate was 36% in fiscal 2004 and 36% in fiscal 2003.
    Net earnings increased $2,808,000 or 14% in fiscal 2004 to $22,710,000 or $2.48 per fully diluted share as a result of the aforementioned items.

    There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533